EXHIBIT 5.1
OPINION OF COUNSEL

February 2, 2010

SpectraScience, Inc.
11568-11 Sorrento Valley Road
San Diego, CA 92121

Re:           Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Spectrascience, Inc., a Minnesota corporation (the “Company”) in connection with the Company’s filing of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of the resale by the selling shareholders named therein (the “Selling Shareholders”) of an aggregate of 40,249,213 shares of common stock, par value $0.01 per share (the “Common Stock”), consisting of 25,000,000 shares of Common Stock underlying a like number of shares of Series B Convertible Preferred Stock (the “Shares”), 249,213 shares of issued and outstanding Common Stock issued as a cumulative dividend with respect to such shares (the “Dividend Shares”) and 15,000,000 shares of Common Stock (the “Warrant Shares”) that are issuable upon the exercise of outstanding warrants held by certain of the Selling Shareholders (the “Warrants”).

In connection with rendering this opinion, we have reviewed the following: (i) the Company’s articles of incorporation, as amended to date; (ii) the Company’s bylaws in effect on the date hereof; (iii) the Warrants; and (iv) certain resolutions of the Company’s Board of Directors pertaining to the issuance by the Company of the Shares, the Dividend Shares, the Warrants and the Warrant Shares.

Based upon the following and upon the representations and information provided by the Company, we hereby advise you that in our opinion:

1.           The Shares have been duly authorized and, when issued upon conversion of the Series B Convertible Preferred Stock in accordance with the terms of the Certificate of Designation of Rights and Preferences of Series B Preferred Stock of the Company, will be validly issued, fully paid and non-assessable.

2.           The Dividend Shares have been duly authorized and are validly issued, fully paid and non-assessable.

3.           The Warrant Shares have been duly authorized and, when issued upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Common Stock” included in the Registration Statement and the related Prospectus.

Very truly yours,

/s/ Fredrikson & Byron, P.A.

FREDRIKSON & BYRON, P.A.